CODE
                                       of
                                BUSINESS CONDUCT
                                       and
                                     ETHICS



                                   THE GREAT
                               ATLANTIC & PACIFIC
                               TEA COMPANY, INC.




To my fellow directors, officers and employees:


                  As our Company continues to move along into the third millennium, it is important that we work to maintain our reputation for quality, fairness and honesty. That reputation has been built over many years, and is one we believe must be preserved at all costs.

                  We reinforced our commitment to our fine reputation by articulating and publishing our core values. Our core values reflect and guide the way we do business. Very simply, our core values include integrity, respect for all and the pursuit of excellence in everything we do.

                  The ethical conduct of companies continues to receive great attention from the government, the press and the public. We must continue to conduct our business in an ethical manner and welcome such scrutiny.

                  To assist you in this effort we have set down some guidelines in this Code of Business Conduct and Ethics. These guidelines apply to many of our everyday activities, including buying practices, record keeping, safety practices and the like.

                  Fair and honest behavior is a matter of spirit and attitude, and no written code of conduct can anticipate every situation that may arise in a vigorous business environment. We need to put our core values into practice every day, and the best way to do that is through personal example and by reporting events which are not in the spirit of our core values.



                               Eric Claus
                               President and Chief Executive Officer
                               The Great Atlantic & Pacific Tea Company, Inc.










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                                TABLE OF CONTENTS
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                                                                                                               Page

      GENERAL STATEMENT.......................................................................................4

      HOW TO REPORT YOUR CONCERNS.............................................................................5

      CONFLICTS OF INTEREST...................................................................................6
         Financial & Business Interests.......................................................................6
         Investments..........................................................................................6
         Corporate Opportunities..............................................................................6
         Protection and Proper Use of Company's Assets .......................................................6
         Company Loans .......................................................................................6
         Relationships with Suppliers.........................................................................7
         Fair Dealing.........................................................................................7
         Premiums and Prizes..................................................................................7
         Samples..............................................................................................7
         Gifts, Gratuities and Entertainment..................................................................7

      REPORTING, RELEASE OF INFORMATION AND CONFIDENTIALITY...................................................8
         Record Keeping.......................................................................................8
         Public Company Reporting.............................................................................8
         Confidentiality......................................................................................8

      RELATIONSHIPS WITH OUTSIDE OFFICIALS....................................................................9
         Political Contributions and Involvement..............................................................9
         Bribes and Undue Influence...........................................................................9

      COMPLIANCE WITH LAWS, RULES AND REGULATIONS.............................................................9
         Antitrust Laws.......................................................................................9
         Accounting Requirements..............................................................................9
         EEO and Discrimination Laws.........................................................................10
         Securities Laws.....................................................................................10
         Intellectual Property...............................................................................10

      PROTECTING OUR ENVIRONMENT.............................................................................10

      SAFETY.................................................................................................10

      AMENDMENT, MODIFICATION AND WAIVER....................................................................11



GENERAL STATEMENT

                  The Great Atlantic & Pacific Tea Company, Inc. ("A&P") and its family of companies (collectively "the Company") is committed to integrity in the conduct of its business and requires that all directors, officers and employees (collectively, "representatives" and each, a "representative") perform their duties in a manner which is legally, ethically and morally unreproachable. Reflecting our core values, the Company's standards are high: simply complying with laws or following widespread business practices may be insufficient. It is therefore crucial that each director, officer and employee read and understand the information herein presented.

                  It is the responsibility of each director, officer and employee of the Company to conduct himself or herself in a manner that will reflect our core values and support and maintain the Company's reputation. As representatives of the Company, it is essential that the actions of Company representatives comply with applicable legal requirements and ethical standards. It is likewise important that no actions taken by Company representatives appear to others to be inconsistent with that standard. In every case, each director, officer or employee should ask himself or herself if the conduct being contemplated would comply with our core values and with Company policies and would withstand public disclosure and scrutiny. By doing business in this manner, we can insure the respect of our customers, suppliers, stockholders, neighbors and government.

                  This Code of Business Conduct and Ethics (the "Code of Conduct") describes certain ethical principles the Company has set for the conduct of its business, and outlines certain key legal requirements of which all Company representatives should be generally aware and with which all must comply. The principles set forth herein apply to all directors, officers and employees of the Company and are designed to deter wrongdoing and to promote honest and ethical conduct. Adherence to the principles set forth herein is a condition of employment. It is important to note that a violation of the Code of Conduct may, under certain circumstances, also constitute a criminal act.

                  To assist directors, officers and employees in complying, more detailed policy statements are available on many of the topics addressed below. If there is uncertainty as to the applicability of any principle or policy to a particular situation or the propriety of any contemplated course of action, the Legal Compliance Officer should be contacted (as noted below) for assistance and guidance.

HOW TO REPORT YOUR CONCERNS

                  The Company has established monitoring and auditing systems, which are designed to ensure compliance with applicable laws, rules, regulations and the Code of Conduct. The cooperation of each director, officer and employee is a key element to the successful administration of this Code of Conduct. It is the duty of each director, officer and employee to report any conduct which he or she believes violates applicable laws, rules, regulations or the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Company representatives are encouraged to talk to the Legal Compliance Officer when in doubt about the best course of action in a particular situation.

                  IF YOU HAVE INFORMATION OR CONCERNS ABOUT ANY ILLEGAL OR UNETHICAL CONDUCT OR ANY VIOLATION OF APPLICABLE LAWS, RULES, REGULATIONS OR THE CODE OF CONDUCT BY (a) ANY DIRECTOR, OFFICER OR EMPLOYEE OF THE COMPANY OR (b) ANY COMPANY SUPPLIER OR VENDOR OR ANY OTHER PERSON DOING BUSINESS WITH THE COMPANY, PLEASE PROMPTLY REPORT THE MATTER IN SUFFICIENT DETAIL TO PERMIT APPROPRIATE INVESTIGATION AND RESPONSE. IF YOU SUSPECT UNETHICAL, IMPROPER OR ILLEGAL CONDUCT OR PRACTICES, NOTABLY INVOLVING ACCOUNTING PRACTICES, INTERNAL ACCOUNTING CONTROLS OR FRAUD, YOU MUST PROMPTLY REPORT YOUR CONCERNS TO:

* The Legal Compliance Officer at (201) 571-4401 in Montvale; and/or


* The Chief Internal Auditor of the Company at (201) 571-4148 in Montvale;
  and/or

* The NETWORK HOT LINE AT 1-888-277-3258.

                  Information received will be treated confidentially to the extent practicable and in no event will any retributive action be taken against any person who, in good faith, discloses information or reports a violation of applicable laws, rules, regulations or the Code of Conduct.

CONFLICTS OF INTEREST

                  Conflicts of interest are to be scrupulously avoided, and if unavoidable, must be disclosed at the earliest opportunity. A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to or could interfere or conflict) with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or member of his or her family, receives or could receive improper personal benefits as a result of his or her position in the Company and when a director, officer or employee is, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations. If you have any uncertainty, contact the Legal Compliance Officer for guidance.

To prevent conflicts of interest:

                  Financial & Business Interests. Directors, officers and employees of the Company may not (i) serve as officers, directors, associates or consultants of any company which either does business or wants to do business or competes or seeks to compete with the Company, (ii) compete with the Company when buying or selling property, (iii) work for another company if it is a customer or competitor of, or if it interferes with such representative's job(s) with, the Company, or (iv) maintain outside interests which materially interfere with the time and attention such director, officer or employee should devote to the Company.

                  Investments. No director, officer or employee of the Company may invest in, own stock or other securities of, or have any other financial interest in, any organization doing business with the Company, unless the securities of such organization are listed on a public exchange, the representative's interests in the organization are less than 1% and the Company's purchases or services obtained from that organization are less than 5% of the organization's total sales.

                  Corporate Opportunities. Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position, (b) using corporate property, information (whether or not confidential) or position for personal purposes or gain, and (c) competing with the Company.

                  Protection and Proper Use of Company's Assets. All Company assets shall be used for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company's profitability. Every director, officer and employee shall protect the Company's assets and ensure their efficient use.

                  Company Loans. The Company may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit or renew an extension of credit, in the form of a personal loan, to or for any director or executive officer. Loans to directors or executive officers in furtherance of the business of the Company are not prohibited but must have the prior approval of the Legal Compliance Officer.

                  Relationships with Suppliers. The Company encourages good supplier relations. However, Company representatives may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Individuals whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers, must not exploit their position for personal gain. Under no circumstances may any Company representative receive cash or cash equivalents from any supplier whether directly or indirectly.

                  Fair Dealing. Each director, officer and employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees.

                  Premiums and Prizes. Premiums and prizes are occasionally offered by manufacturers for the sale or purchase of certain quantities of merchandise. The Company's buying program is not to be influenced by any premium, prize or cash award to the buyer. Merchandise is to be purchased only when needed to replenish inventory or when an impartial business decision has been made to purchase a new item.

                  Samples. It is accepted business practice for vendors to distribute samples to potential purchasers. Company policy is that, to the extent necessary to make a reasoned appraisal of products, samples of such products may be accepted in quantities and by Company representatives as necessary to the business purpose.

                  Gifts, Gratuities and Entertainment. Gifts of no more than nominal value are to be accepted by any Company representative or member of his/her family from existing sources, prospective sources or persons, firms or corporations with whom the Company does or might do business. Gifts and entertainment that are acceptable are only those that reflect common courtesies and responsible business practice. Gifts and entertainment that give the appearance that the individual's business judgment could be affected must be avoided and refused. We must always act in a way that reflects our core values and will withstand close scrutiny by anyone.

See the Code of Vendor Ethics for more detailed information regarding Relationships with Suppliers; Premiums and Prizes; Samples; and Gifts, Gratuities and Entertainment.

REPORTING, RELEASE OF INFORMATION AND CONFIDENTIALITY

                  Record Keeping. All record keeping and reporting of information must be accurate, complete, honest and timely. The knowing or deliberate falsification of any documents or data will be the basis for immediate discharge and may subject such director, officer or employee to civil and criminal sanctions as well.

                  Public Company Reporting. Dishonest reporting of information to organizations and people inside or outside the Company, including false or artificial entries in books and records, is strictly prohibited. It could lead to civil or criminal liability for the applicable director, officer or employee of the Company and for the Company itself. This includes not on1y inaccurate reporting but also organizing or reporting information in a way that is intended to mislead or misinform.

                  Established Company procedures for the release of information about the Company must be followed strictly. In personal as well as business conversation, Company representatives should limit comments about the Company to information that has been publicly disclosed by the Company in accordance with Company procedures.

                  Confidentiality. Information is key to our Company's success. Every director, officer and employee must protect and maintain the confidentiality of information that is confidential, while working at the Company and after leaving the Company. Confidential information includes all information entrusted to directors, officers and employees by the Company or its customers or suppliers, except when disclosure is authorized or legally mandated, and all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. More specifically, confidential information includes, but is not limited to, financial documents, earnings estimates, pending sales or acquisitions, pricing or vendor information, plans for future store locations, corporate developments, the cost of goods, personnel files, manuals and procedures, computer software, design documents, videos, memos and all other significant business information or developments. Information which has been made public by the Company, such as by press release, advertisement or publicly filed documents, is not considered confidential information.

                  If a director, officer or employee is unsure whether certain information is confidential, presume that it is. Therefore, it is important to be careful about what is said to friends, business associates and family members, even spouses. Finally, no representative of the Company should attempt to obtain confidential information which does not relate to his or her employment duties and responsibilities.

RELATIONSHIPS WITH OUTSIDE OFFICIALS

                  When dealing with public, union or other outside officials, directors, officers and employees must avoid any activity which is, or is likely to be perceived as, illegal or unethical, or which reflects a favoritism not accorded to all. The appearance of impropriety may be as damaging to our Company as an actual misdeed. Company representatives must exercise caution to prevent relationships and dealings with public, union or other outside officials from becoming subject to question.

                  Political Contributions and Involvement. Company representatives are encouraged to vote and participate fully in the political process. Such participation shall be entirely personal. The Company, from time to time, may approve the establishment of a political action committee (PAC) filed and operated under the laws and rules of the U.S. Federal Election Commission or the appropriate governmental entity. Participation by Company personnel representatives in any PAC is entirely voluntary, and any coercion to contribute is prohibited.

                  Bribes and Undue Influence. Company policy prohibits offering bribes, payments or gifts in any form, directly or indirectly, to any public, union or other outside official, government employee or union official.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

                  Strict compliance with all laws, rules and regulations affecting the conduct of the Company's business is required. Any questions as to the applicability of any law, legal requirement or the appropriate manner of compliance should be directed to the Legal Compliance Officer (See How to Report Your Concerns on page 5).

                  Antitrust Laws. All directors, officers and employees must comply with state and federal antitrust laws. The broad purpose of antitrust laws is to promote fair and honest competition. Antitrust laws prohibit anti-competitive behavior such as price-fixing, agreements or understandings among competitors, and discriminatory pricing.

                  Accounting Requirements. The Company follows the accepted accounting rules and controls as set forth by the Securities and Exchange Commission and the Financial Accounting Standards Board. All account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records of the Company must accurately reflect the matters to which they relate. All assets of the Company must be carefully and properly accounted for. No payment of funds of the Company shall be approved or made with the understanding that any part of the funds will be used in a manner contrary to this principle.

                  The Company's certified public accountants should be given access to all information necessary for them to conduct audits properly.

                  EEO and Discrimination Laws. The Company requires strict adherence to its policies and the laws regarding Equal Employment Opportunity and discrimination in the workplace. Severe penalties may be imposed for violation. All forms of unlawful harassment are similarly prohibited, including harassment by vendors or contractors. The term "harassment" includes sexual, racial, ethnic and other forms of harassment, including, harassment based upon a disability. Specific Company policies, which are available on the Company's Intranet and on GAPCOM, set forth the means through which directors, officers and employees who have witnessed or experienced harassment may report it and seek appropriate relief.

                  Securities Laws. It is the policy of the Company to comply with all applicable securities laws, including insider trading laws. No director, officer or employee may disclose "insider" information (i.e., material, non-public information acquired about the Company) to any outside person or to other Company representatives except on a strict need-to-learn basis, and no director, officer or employee may take any economic or personal advantage of insider information, such as buying or selling stock or other securities of the Company or of any other company to which the insider information pertains. In addition, directors, officers and other employees of the Company may not at any time sell Company securities short or buy or sell "derivatives", such as options, stock appreciation rights, exchange traded options, put and calls or other securities that relate to or derive their value from the Company's securities.

                  Intellectual Property. The Company's intellectual property is a very valuable asset. Intellectual property includes Company trademarks and service marks, copyright or copyrightable materials, patents and trade secrets.

                  Intellectual property rights of the Company, as well as those of others, must be respected. It is vital that these are protected and any infringements reported to the Legal Compliance Officer. The Company owns all inventions, discoveries, ideas, concepts, written material and trade secrets, which are created during employment or are produced at the Company's direction or using Company time or materials. Everyone is urged to cooperate in documenting Company ownership of all intellectual property.

PROTECTING OUR ENVIRONMENT

                  Our Company is committed to protecting and improving the environment in all areas of its operations, thereby preserving and enhancing the quality of life of our representatives, customers and neighbors. This commitment is a responsibility shared with all by all directors, officers and employees.

SAFETY

                  The Company strives and is committed to provide healthy and safe workplace environments. The U.S. Occupational Safety and Health Act regulates both physical safety and exposure to conditions in the workplace that could harm employees. The place of employment is to be free of recognized hazards that might cause injury or death as well as be in compliance with applicable federal, state or provincial safety and health standards.

                  All representatives of the Company have the responsibility to carry on their duties in a safe and efficient manner. Safety consciousness must be a key part of each representative's thinking and planning.

                  Company representatives must report any unsafe conditions immediately.



AMENDMENT, MODIFICATION AND WAIVER

                  Any amendment or modification of this Code of Conduct must be in writing and approved by the Governance Committee of the Board of Directors. Any waiver of this Code of Conduct for non-executive officers or employees may be granted by the Legal Compliance Officer. Any waiver of this Code of Conduct for directors or executive officers may be granted only by the Governance Committee of the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.





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This booklet describes broadly the ethical standards by which we conduct our business. If there is any uncertainty as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, the Legal Compliance Officer in Montvale, NJ should be contacted for assistance and guidance. If you have information or concerns about any illegal or unethical conduct, promptly make a report to the Legal Compliance Officer at
(201) 571-4401, the Chief Internal Auditor at (201) 571-4148 or the NETWORK HOTLINE at 1-888-277-3258.
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